Free Writing Prospectus to Preliminary Terms No. 598

Registration Statement Nos. 333-250103; 333-250103-01

Dated February 1, 2021; Filed pursuant to Rule 433

Morgan Stanley

2.5-Year ARKK Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying shares:	ARK Innovation ETF (ARKK)
Leverage factor:	150%
Maximum payment at maturity:	170% of principal
Trigger level:	60% of the initial share price
Pricing date:	February 23, 2021
Valuation date:	August 23, 2023
Maturity date:	August 28, 2023
CUSIP:	61771E3C0
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988221000485/ms598_fwp-00662.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Shares	Return on Trigger PLUS
+80%	70.00%*
+60%	70.00%*
+46.67%	70.00%*
+40%	60.00%
+20%	30.00%
+10%	15.00%
0%	0.00%
-10%	0.00%
-20%	0.00%
-30%	0.00%
-40%	0.00%
-41%	-41.00%
-50%	-50.00%
-60%	-60.00%
-80%	-80.00%
-100%	-100.00%
*Assumes a maximum payment at maturity of 170% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Trigger PLUS

●The Trigger PLUS do not pay interest or guarantee return of any principal.

●The appreciation potential of the Trigger PLUS is limited.

●The market price of the Trigger PLUS will be influenced by many unpredictable factors.

●The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the Trigger PLUS is approximately $904.40 per Trigger PLUS, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the Trigger PLUS is not equivalent to investing in the underlying shares.

●The amount payable on the Trigger PLUS is not linked to the price of the underlying shares at any time other than the valuation date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

●The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Underlying Shares

●An investment in the Trigger PLUS is subject to risks associated with actively managed funds.

●Risks associated with disruptive innovation companies.

●An investment in the Trigger PLUS is subject to risks associated with small-capitalization and micro-capitalization companies.

●There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities.

●The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s net asset value per share.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Trigger PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.